Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 5, 2007	617-292-9689
william.hamilton@fhlbboston.com

ANDREW CALAMARE APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — Andrew Calamare, President and Chief Executive Officer of the Life Insurance Association of Massachusetts, has been appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Mr. Calamare will fill the remainder of a three-year term that began on January 1, 2006.

Mr. Calamare leads a trade association of 14 leading commercial life, health, disability, and long-term care insurers in Massachusetts. Prior to his current position, he served as of counsel with the law firm Quinn and Morris, with a practice focused on administrative and regulatory law. He served as special counsel to the Rhode Island General Assembly during that state’s banking crisis. He previously served as Commissioner of Banks for the Commonwealth of Massachusetts, overseeing the state-chartered banking system.

Mr. Calamare holds a B.A. from the College of Holy Cross and a J.D. from the New England School of Law.

Mr. Calamare was one of six individuals named to appointed director vacancies on the Bank’s board of directors by the Federal Housing Finance Board, regulator of the Federal Home Loan Banks. He was selected from a slate of candidates submitted by the Bank’s board of directors.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

###

Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
    |    FAX: 617-292-9645  www.fhlbboston.com